Exhibit 99.1

Cornerstone OnDemand Withdraws Registration Statement on Form S-1 Due to Market Conditions

SANTA MONICA, Calif., August 8, 2011 – Learning and talent management software provider Cornerstone OnDemand, Inc. (NASDAQ: CSOD) announced today that, due to adverse market conditions, it has asked the Securities and Exchange Commission (SEC) to withdraw the registration statement on Form S-1 it filed with the SEC on July 20, 2011 in connection with a planned follow-on offering of its common stock. The vast majority of the shares to be sold in the offering consisted of shares held by certain of Cornerstone’s existing stockholders, and holders of a majority of the shares to be sold were unwilling to participate in the offering at current market prices. In addition, Cornerstone had anticipated selling a minimal number shares to offset expected transaction expenses, and Cornerstone has determined that issuing and selling any shares at this time would not be in the best interests of Cornerstone and its stockholders.

About Cornerstone OnDemand

Cornerstone OnDemand, Inc. is a leading global provider of a comprehensive learning and talent management solution delivered as software-as-a-service (SaaS). We enable organizations to meet the challenges they face in empowering their people and maximizing the productivity of their human capital. Our solution consists of five integrated platforms for learning management, enterprise social networking, performance management, succession planning and extended enterprise. Our clients use our solution to develop employees throughout their careers, engage all employees effectively, improve business execution, cultivate future leaders and integrate with their external networks of customers, vendors and distributors. www.csod.com

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.

Investor Relations Contact:

Carolyn Bass

Phone: +1 (415) 445-3232

ir@csod.com

Press Contact:

Michelle Haworth

Cornerstone OnDemand

Phone: +1 (310) 752-0178

mhaworth@csod.com